FOR SETTLEMENT PURPOSES ONLY
UNLESS EXECUTED BY BOTH PARTIES

                                           January 6, 2010

Fredrick Cobb
1003 Farley Road
Whitehouse Station, NJ 08889

Re:  Separation Agreement and General Release

Dear Fred:

This letter (the “Letter Agreement”) confirms the termination as an officer of  Advaxis, Inc., (the “Company”), as of   November 16, 2009 (the “Termination Date”).  Your termination as an employee is March 15, 2010 or 45 calendar days from my last day of full time employment.  By signing this letter, you agree to the terms and conditions set forth below.

A.           The Company’s Obligations.  The Company will provide you with the following payments and benefits:

1.
The Company will pay you as an employee a bi-weekly payment equal to at least four (4) months of your current base salary of $200,000 (including base stock compensation) over that period, minus the deductions required by law (the “Severance Payment”).

2.	Over this time period (November 16, through March 15, 2010 or 45 calendar days from your last day of full time employments) you will be allowed to continue to participate in the company’s 401K plan.

3.	The Company will pay you for six weeks of vacation plus your current year’s accrued but unused vacation through November 16, 2009 payable ratable over the next four pay periods.

4.
Your health care benefits will stop as of March 15, 2010 and the company will pay you $350.00 earned for not participating in the plan from July 1, 2009 through September 30, 2009 period. If you elect to continue your group health coverage pursuant to COBRA (see Section C2, below), you may continue your coverage at your own expense for the period required by COBRA.

5.
Advaxis will issue you an additional 752,142 shares for the time period ending October 31, 2009 plus the pro rata amount earned through November 16th all shares to be issued on January 7, 2010. These shares are restricted from being traded for a period of six months.  The Company agrees to remove the restriction on these shares six months from issuance.

6.	Advaxis will make a five year extension in the exercise period of your vested options vested on the later of March 15, 2010 or 45 calendar days from my last full day of time employment.

7.	Advaxis will provide you Director’s and Officers coverage under their Directors and Officers Insurance Policies.

B.           Employee’s Obligations.  In consideration of the Company’s providing the Separation Payment, above, to which you are not otherwise entitled, you voluntarily agree to the following:

1.	You will sign the attached General Release, which is expressly made a part of this Letter Agreement.

2.
You will not disclose the contents or substance of this Letter Agreement or the General Release to anyone except your immediate family and any tax or legal counsel you have consulted regarding the meaning or effect hereof, and you will instruct each of the foregoing not to disclose the same.

3.
If you breach this Letter Agreement by asserting any claim against any of the Releases (as defined in the General Release) in violation of Section B.1 or by disclosing any confidential or proprietary information in violation of Section B.2, above or C.3, below, you agree to repay to the Company the Separation Payment and to pay all legal fees and costs that the Company incurs to enforce your obligations, to the extent permitted by applicable law.

4.
You will work with the Company for up to 20 hours per week ( one-half of the Advaxis work week) during a total of three months over the 4 months separation payment period. (November 16, 2009 to the later of March 15, 2010 or 45 calendar days after my last day of full time employment).

C.           Obligations Unrelated to This Letter Agreement.  This Letter Agreement does not affect the following rights and obligations:

1.
You will be paid for any (1.) earned compensation (up to 20 hours per week plus the Advaxis time-off for the three month period and any full time employment over this period) (2.), any unused vacation days for 2009, in addition to the six weeks of vacation (3.), earned health care pay and earned shares (4.) noted above in Section A.1.

2.
You will be given separate information regarding your right to continue coverage under the Company’s group health plan, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and to convert your group life insurance to an individual policy if applicable.  Coverage under the Company’s other benefit plans and programs (except 401-K) will terminate upon your Termination Date

3.
You will keep in confidence and will not, except as specifically authorized in writing by the Company, or as required by law, disclose to or use for the benefit of any third party, any confidential or proprietary information about the Company, its business plans or its methods of operation, which you acquired, learned, developed or created by reason of your employment, except for information that is or becomes public other than through your breach of this paragraph.

D.           Consideration Period.

1.
The obligations as set out in this Letter Agreement represent a complete settlement of all claims that you have or may have against the Company.  Because you’re signing of this Letter Agreement and the General Release releases the Releases from all claims you might have, you should review it carefully before signing it.

E.           Miscellaneous.

1.
By entering into this Letter Agreement, the Company does not admit, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation or policy.  Moreover, by signing this Letter Agreement you acknowledge that you are not aware of any wrongdoing on the part of the Company.

2.
This Letter Agreement and the General Release will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the conflict of law principles thereof.  If any provision in this Letter Agreement or the General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

3.	This Letter Agreement, including the General Release and the attachment, represents the entire agreement between you and the Company with respect to the subject matter hereof.

Sincerely yours,

/s/ Thomas A Moore
Thomas A Moore
Chairman and CEO
Advaxis, Inc.

Agreed to and Accepted by:

/s/ Fred Cobb
Fred Cobb

Date:__________________________

GENERAL RELEASE

I, Fredrick Cobb, in consideration of and subject to the terms and conditions set out in the Letter Agreement to which this General Release is attached, and other good and valuable consideration, do hereby release and forever discharge and their present and former directors, officers, shareholders, agents, representatives, employees, successors and assigns (collectively, the “Releases”), from any and all actions, causes of action, covenants, contracts, claims and demands whatsoever, which I ever had or now have or which my heirs, executors, administrators and assigns may have by reason of my employment with or the severance of my employment from Advaxis.

By signing this General Release, I am providing a complete waiver of all rights and claims that may have arisen, whether known or unknown, up until the time this General Release is signed.  This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the New Jersey State Labor Laws, and any common law, public policy, contract (whether oral or written, express or implied) and tort law, and any other local, state or federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment and the cessation thereof.

I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects, and I voluntarily accept the payments provided for in Section A of the Letter Agreement for the purpose of making full and final waiver and release of all claims referred to above.  I acknowledge that I have not relied on any representations or statements not set forth in the Letter Agreement or this General Release.

The Letter Agreement and this General Release will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the conflict of law principles thereof.  If any provision in the Letter Agreement or this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

In witness hereof, I have executed this General Release this 6th day of January, 2010.

/s/ Fred Cobb
Name

State of New Jersey	)
) ss.:
County of ________	)

On this _____ day of _________, 2009, before me, a Notary Public of the State of ___________, personally appeared _________________, to me known and known to me to be the person described and who executed the foregoing release and did then and there acknowledge to me that s/he voluntarily executed the same.

/s/ Rosa A. Szeliga
Notary Public